UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

QUANEX BUILDING PRODUCTS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33913	26-1561397
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Loop South, Suite 1500, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-961-4600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The disclosure set forth below under Item 5.02 relating to the Company’s agreements with David D. Petratis is incorporated into this Item 1.01.

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

(a)	Appointment of President and Chief Executive Officer

On May 20, 2008, Quanex Building Products Corporation (the “Company”) announced that its Board of Directors has elected David D. Petratis as President and Chief Executive Officer of the Company, and as a director of the Company, effective July 1, 2008.

(b)	Agreements

In connection with Mr. Petratis’s appointment, the Company and Mr. Petratis entered into an agreement (the “Agreement”), and will enter into a change in control agreement (the “Change in Control Agreement”), each effective as of July 1, 2008. The following discussion is qualified by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the Change in Control Agreement, the form of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Under the Agreement, the Company will provide the following:

(i)	An annual base salary of $700,000, to be increased to an annualized amount of $725,000 on December 1, 2008.

(ii)	An annual incentive award under the Quanex Building Products Corporation 2008 Omnibus Incentive Plan (the “Plan”), with a maximum award potential of 200% of Mr. Petratis’s base salary (pro-rated for the current fiscal year with a guaranteed minimum award for fiscal 2008 of $500,000). ;

(iii)	An award of 40,000 shares of restricted stock of the Company, which award will cliff vest on the third anniversary date of Mr. Petratis’s employment, or in the event of a change in control of the Company;

(iv)	An option to purchase 100,000 shares of the Company’s Common Stock pursuant to the terms and conditions of the Plan, to be granted at a grant price equal to the closing price of the Company’s common stock on July 1, 2008. This option will vest in thirds on the first, second and third employment anniversary dates, or will fully vest in the event of a change in control of the Company;

(v)	A “Make Whole” grant of $750,000 and 25,000 shares of restricted stock of the Company, which shares will vest in thirds on the first, second and third employment anniversary dates, or will fully vest in the event of a change in control of the Company. Mr. Petratis will forfeit the right to receive the cash payment of $750,000 if his interest in a certain equity award issued by his prior employer vests;

(vi)	A severance payment equal to two years’ worth of base salary and a pro-rated annual bonus payment, in the event that Mr. Petratis’s employment is terminated for a reason other than an Event of Termination for Cause (as defined in the Change in Control Agreement) or a material violation of the Company’s Code of Business Conduct and Ethics, except that no such severance payment will be made if Mr. Petratis is entitled to receive change in control benefits under the Change in Control Agreement;

(vii)	Other benefits to the same extent and same cost as may be provided to other Company employees and officers in accordance with Company policies then in effect and subject to the terms and conditions of such benefit plans.

Under the Change in Control Agreement, the Company will provide the following benefits in the event that Mr. Petratis’s employment is terminated following a Change in Control of the Company (as defined in the Change in Control Agreement), if such termination is (x) by the Company for any reason other than occurrence of an Event of Termination for Cause, or (y) by Mr. Petratis after the occurrence of an Event of Termination for Good Reason (as defined in the Change in Control Agreement):

(i)	The Company will pay to Mr. Petratis his base salary, bonus and benefits accrued through the termination date but not previously paid;

(ii)	The Company will pay to Mr. Petratis a performance bonus equal to the higher of (x) the target performance bonus for the Fiscal Year in which the termination date occurs and (y) the performance bonus that was actually paid out for the Fiscal Year preceding the Fiscal Year in which the termination date occurs (the higher of (x) and (y) is referred to herein as the “Highest Bonus”), in each case pro-rated to reflect the number of days that passed between the beginning of the current fiscal year and the termination date;

(iii)	The Company will pay to Mr. Petratis an amount equal to three (3) times the sum of (x) the Highest Bonus and (y) the amount of base salary that would have been paid during the fiscal year in which the termination date occurs based on the assumption that Mr. Petratis’s employment would have continued throughout that fiscal year at the base salary rate in effect in the fiscal year in which the termination date occurs, or in the immediately preceding fiscal year, whichever is higher; and

(iv)	For a period of three years or until Mr. Petratis begins new employment, the Company will maintain in effect, and not materially reduce the benefits provided by, certain of the Company’s benefit plans in which Mr. Petratis will participate.

Item 8.01 Other Events.

On May 20, 2008, the Company issued a press release (the “Press Release”) announcing the election of David D. Petratis as a Director, and as President and Chief Executive Officer of the Company. The foregoing is qualified by reference to the Press Release which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Exhibits.

10.1	Agreement between Quanex Building Products Corporation and David D. Petratis, effective July 1, 2008.

10.2	Form of Change in Control Agreement between Quanex Building Products Corporation and David D. Petratis.

99.1	Press Release dated May 20, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANEX BUILDING PRODUCTS CORPORATION
(Registrant)

May 22, 2008

/s/ Raymond A. Jean

(Date)

Raymond A. Jean
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

10.1	Agreement between Quanex Building Products Corporation and David D. Petratis, effective July 1, 2008.

10.2	Form of Change in Control Agreement between Quanex Building Products Corporation and David D. Petratis.

99.1	Press Release dated May 20, 2008